Exhibit 99.1

Rick Fedrizzi, Chairman & Chief Executive Officer of the U.S. Green

Building Council, Appointed to Watsco’s Board of Directors

MIAMI, Florida — (BUSINESS WIRE), November 23, 2010 — Watsco, Inc. (NYSE:WSO) today announced the appointment of S. Richard (Rick) Fedrizzi to the Company’s Board of Directors.

Mr. Fedrizzi is the Chairman, Chief Executive Officer and Co-Founder of the U.S. Green Building Council, the world leader in sustainable building design and construction. The USGBC’s LEED certified building designations are the benchmark for energy efficiency and reduced environmental impact. Rick has served the USGBC as President and Chief Executive Officer since April 2004. Prior to founding the USGBC, Mr. Fedrizzi had a distinguished 25 year career at United Technologies Corporation, where he served as an in-house environmental consultant and in various marketing positions.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer stated: “Rick is a recognized leader in the global sustainability movement and an early promoter of green building methods. His skills and experience will strengthen our ongoing commitment of providing consumers with energy efficient and environmentally responsible products.”

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 74 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. As the industry leader with over 500 locations in the United States and Puerto Rico, with additional market coverage on an export basis to parts of Latin America and the Caribbean, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.